Exhibit 10.54

DONALD RIX BUILDING

UNIVERSITY OF BRITISH COLUMBIA

SUBLEASE RENEWAL AND AMENDMENT AGREEMENT

THIS AGREEMENT is dated for reference November 2, 2009,

BETWEEN:

DISCOVERY PARKS INCORPORATED, having an office at 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5 (the “Landlord”)

AND:

NEUROMED PHARMACEUTICALS LTD., (formerly NeuroMed Technologies Inc.) having an office at 301 – 2389 Health Sciences Mall, Vancouver, BC V6T 1Z3 (the “Tenant”)

WHEREAS:

A. Pursuant to the Head Lease between The University of British Columbia, as lessor, and the Landlord, as lessee, the Landlord leased the Lands.

B. Pursuant to a Sublease made as of the 1st day of August, 2000 (the “Sublease”), between the Landlord and the Tenant, the Landlord demised and subleased to the Tenant certain premises as described in the Sublease being Suite 301 and comprised of 6,697 square feet of Rentable Area (the “Premises”) in the building commonly known as the “Donald Rix Building” (the “Building”) with a civic address of 2389 Health Sciences Mall, University of British Columbia, Vancouver, British Columbia located on the Lands. The Term of the Sublease commenced on July 24, 2000 for a term of two years.

C. Pursuant to a Renewal and Amendment of Lease dated May 28, 2002, the Tenant exercised its option to renew the Sublease for an additional two year term and the Landlord subleased additional premises to the Tenant, being Suites 302 and 303 of the Building comprised of 5,589 square feet of Rentable Area. The definition of Premises under the Sublease was amended to include such additional premises and for certainty, the Premises then comprised the entire third floor of the Building and had a total Rentable Area of 12,286 square feet. In addition, the Landlord granted the Tenant an additional two options to renew the Sublease for additional terms of two years each.

D. Pursuant to an Extension of Lease dated February 25, 2004, the Term of the Sublease was extended for three months.

E. Pursuant to an Amendment and Extension of Lease dated June 23, 2004, the Term of the Sublease was extended and the Term expires on December 31, 2009.

F. Pursuant to an Amendment of Lease dated June 12, 2006, the Landlord subleased additional premises to the Tenant, being the entire fourth floor of the Building comprised of 12,286 square feet of Rentable Area. The definition of Premises under the Sublease was amended to include such additional premises and for certainty, the Premises then comprised the entire third floor and entire fourth floor of the Building and had a total Rentable Area of 24,572 square feet. At the time of this amendment, the Tenant had one option to renew the Sublease for an additional term of three years, which had not yet been exercised.

G. The Tenant wishes to exercise its option to renew the Sublease for the Premises pursuant to Section 1.1(r) and Article 27 of the Sublease, all on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.0 Definitions

1.1 Except as otherwise defined herein, all terms used in this Agreement, including in the recitals above, shall have the meanings ascribed to them in the Sublease.

2.0 Renewal of Term

2.1 The Landlord and Tenant acknowledge and agree that the Tenant hereby exercises its option to renew the Sublease under Section 1.1(r) and Article 27 of the Sublease as follows:

(a)	in respect of that portion of the Premises comprising the entire third floor of the Building with a total Rentable Area of 12,286 square feet (the “Third Floor Premises”), the sublease of such portion of the Premises shall be renewed for six (6) months and expire on June 30, 2010; and

(b)	in respect of the balance of the Premises being the entire fourth floor of the Building with a total Rentable Area of 12,286 square feet (the “Fourth Floor Premises”), the sublease of such portion of the Premises shall be renewed for three (3) months and expire on March 31, 2010.

2.2 For certainty, the parties acknowledge and agree that from and after April 1, 2010, the definition of “Premises” under the Sublease shall be amended to mean the Third Floor Premises only and the Premises shall comprise a total Rentable Area of 12,286 square feet. The Tenant shall vacate and surrender vacant possession of the Fourth Floor Premises to the Landlord on or before April 1, 2010.

3.0 Option to Renew

3.1 The Landlord hereby grants to the Tenant an option to renew the Sublease (the “Option”) for an additional term of six (6) months (the “Renewal Term”) in respect of the sublease of the Third Floor Premises (being the “Premises” under the Sublease from and after April 1, 2010) provided the Tenant provides written notice to the Landlord exercising such Option prior to March 31, 2010, and with the exception of the notice period required to exercise such Option and the Basic Rent payable for the Renewal Term, all the terms of Article 27 of the Sublease shall apply to the exercise of the Option. The Basic Rent payable during the Renewal Term shall be calculated at $20.00 per square foot of Rentable Area of the Premises per annum. The parties confirm that the Option granted under this Section 3.1 shall replace any prior options to renew or rights to renew granted under the Sublease.

4.0 Rent

4.1 The parties agree that the Basic Rent payable for the Premises pursuant to Section 1.1(l) of the Sublease shall be amended for the period between January 1, 2010 to March 31, 2010 to the following:

Rentable Area	Basic Rent per square foot of Rentable Area	Basic Rent per annum	Basic Rent per month
24,572 square feet	$20.00 per square foot	$491,440.00 plus applicable taxes	$40,953.34 plus applicable taxes

4.2 The parties agree that the Basic Rent payable for the Premises pursuant to Section 1.1(l) of the Sublease shall be amended from and after April 1, 2010 to the following:

Rentable Area	Basic Rent per square foot of Rentable Area	Basic Rent per annum	Basic Rent per month
12,286 square feet	$20.00 per square foot	$245,720.00 plus applicable taxes	$20,476.67 plus applicable taxes

4.3 The parties agree that the Tenant shall continue to pay throughout the Term, as renewed hereunder and as may be further renewed or extended, the Tenant’s Proportionate Share of Operating Expenses and Taxes and all other amounts of Rent set out in the Sublease in accordance with the terms and conditions of the Sublease.

5.0 No Other Modifications

5.1 Except as otherwise modified herein and except as modified by the agreements described in the Recitals above, the Sublease remains in full force and effect and binding upon the parties.

6.0 Enurement

6.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

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7.0 Counterparts; Facsimile and Electronic Transmission

7.1 This Agreement may be executed in counterparts and, when each party has executed a counterpart, each of such counterparts shall be deemed to be an original and all of such counterparts when taken together shall constitute one and the same agreement. This Agreement may be executed by the parties and transmitted by facsimile or by other electronic means (e.g., sent in Portable Document Format (PDF)), and if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered and executed an original Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

DISCOVERY PARKS INCORPORATED

by its authorized signatory:

Per:	/s/ Mark Betteridge
Authorized Signatory

Name:	Mark Betteridge
Title:	CEO

NEUROMED PHARMACEUTICALS LTD.

by its authorized signatory(ies):

Per:	/s/ Terrance P. Snutch
Authorized Signatory

Name:	Terrance P. Snutch, PhD, FRSC
Title:	Chief Scientific Officer

Per:
Authorized Signatory

Name:

Title:

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